Exhibit 10.2

FIRST AMENDMENT TO THE
GSO SIDE LETTER

This FIRST AMENDMENT TO THE GSO SIDE LETTER (this “Amendment”), dated as of October 6, 2017 (the “Amendment Effective Date”), is by and between GSO Capital Partners LP (“GSO”), CF Corporation (“CF Corp”), Blackstone Tactical Opportunities Fund II L.P. (the “BTO Fund”) and Fidelity National Financial, Inc. (“FNF”).

WHEREAS, GSO and CF Corp entered into that certain Side Letter dated as of May 24, 2017 (the “Side Letter”); and

WHEREAS, GSO and CF Corp wish to amend the terms of the preferred stock set forth in the Side Letter and the consent of BTO Fund and FNF is required to do so pursuant to those certain Investor Agreements entered into by, amongst others, GSO, CF Corp, BTO and FNF dated as of May 24. 2017 (the “Investor Agreements”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSO and CF Corp hereby amend the Side Letter as follows:

ARTICLE I

AMENDMENT

Section 1.1            Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Side Letter.

Section 1.2            Amendment.

(a)          Annex B to the Side Letter is hereby amended by deleting it in its entirety and replacing it with Exhibit A to this Amendment.

(b)          As there were no net redemptions of CF Corp stock as contemplated by Section 1(a)(y) of the GSO Commitment Letters, the parties acknowledge and agree that the funding by GSO as contemplated thereunder will not be required to be made.

Section 1.3            No Other Revisions. Except as expressly amended hereby, the Side Letter is and shall remain in full force and effect. If and to the extent there are any inconsistencies between the Side Letter and this Amendment, the terms of this Amendment shall control. This Amendment and the Side Letter together (in each case including all Schedules, Exhibits and Annexes thereto), contain the entire understanding between the parties (other than the GSO Commitment Letter, the Investor Agreements, and the fee letter agreement dated May 24, 2017 between CF Corp and GSO) with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. The terms and provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of the Side Agreement are incorporated herein and shall apply mutatis mutandis to this Amendment.

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Sincerely,

CF CORPORATION

By:	/s/ Douglas Newton
	Name:	Douglas Newton
	Title:	Chief Financial Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

Agreed to and accepted:

BLACKSTONE TACTICAL OPPORTUNITIES FUND II L.P.

By:	/s/ Menes O. Chee
	Name:	Menes O. Chee
	Title:	Senior Managing Director

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	EVP, General Counsel and Corporate Secretary

[Signature Page to First Amendment to Side Letter]

Exhibit A
GSO Term Sheet

Issuer:	CF Corp, a corporation incorporated in the Cayman Islands
Investors:	Funds and accounts managed, advised or sub-advised by GSO Capital Partners LP and its affiliates (“GSO”)
Funded Amount	$275mm funded
Security	Preferred equity of CF Corp (“Preferred Equity”)
Dividend Rate:

7.5% payable quarterly in cash for the first 10 years. After year 10, the interest rate shall reset quarterly to the greater of 7.5% and an annual interest rate equal to the then-current three-month LIBOR (provided, however, that in the event the three-month LIBOR is less than zero, the three-month LIBOR shall be deemed to be zero) + 5.5% payable quarterly in arrears.

PIK available at CF Corp’s option. For the avoidance of doubt, the change to a floating dividend rate after year 10 will occur irrespective of the holder of the Preferred Equity.

Maturity:	Perpetual
Call Protection:	Non-callable for the first 5 years. From the start of the 6th year, callable in whole or in part, at par (including PIK and unpaid accrued dividends).
Remarketing:

From the start of the 6th year, upon GSO’s request, CF Corp shall as promptly as practicable (subject to customary black-out provisions) re-market GSO’s Preferred Equity on its existing terms.

It being understood that to the extent market conditions make such re-marketing impracticable, CF Corp may temporarily delay such re-marketing provided that the preferred equity is re-marketed within six months of the date of GSO’s initial request.

To the extent it is unlikely that remarketing the Preferred Equity on the then existing terms will receive a valuation by a prospective purchaser of par or greater than par, CF Corp may, upon GSO’s request, modify the terms of the securities to improve the sale of the securities with the intention of preserving rating agency equity credit.

If the proceeds from any sales resulting from such remarketing are less than the outstanding balance of the applicable shares (including PIK and unpaid accrued dividends), CF Corp will reimburse GSO up to a maximum of 10% of par (including PIK and unpaid accrued dividends) for actual losses incurred by GSO upon the sale of its Preferred Equity under the terms of this remarketing mechanism, with such amount payable either in cash, CF Corp common stock, or any combination thereof, at CF Corp’s option.

If CF Corp chooses to deliver CF Corp common stock to GSO, the number of shares of such stock to be delivered will be determined by dividing (i) the amount of actual losses to be paid to GSO by (ii) the higher of (a) an 8% discount to the 30-day VWAP of CF Corp common stock following the remarketing period, and (b) $6.00.

For the avoidance of doubt, GSO may elect to sell its Preferred Equity holdings on their then-existing terms at any time (subject to transfer restrictions) and on any terms of sale at its sole discretion.

Covenants:	•	Customary limitations on debt incurrence and preferred equity issuance, including, but not limited to:

•	No incurrence of debt by CF Corp or any intermediate holding company between CF Corp and CF Bermuda Holdings; and

•	No issuance or reclassification of equity securities by CF Corp or any of its subsidiaries, other than to an entity 100.0% of the equity in which is owned directly or indirectly by CF Corp

•	Compliance with a set of financial covenants, affirmative covenants and negative covenants that mirror those contained in the credit facility documentation in effect as of the funding date (including but not limited to maintenance by insurance subsidiaries of an RBC ratio of 300%)

•	Other protections against incurrence, layering, and restricted payments, including, but not limited to:

•	No payment of cash dividends or other distributions on any equity securities other than the Preferred Equity, or any purchase, repurchase or redemption thereof (other than pursuant to equity incentive agreements with employees), unless (i) CF Corp is current on accrued dividends on the Preferred Equity (including any Preferred Equity issued as PIK; (ii) Fidelity & Guaranty Life Insurance Company, Iowa domiciled insurance subsidiary, or any successor “primary” insurance subsidiary maintains an AM Best rating of A- or higher; (iii) is in compliance with the covenants that mirror the credit facility documentation described above; and (iv) any such dividends or distributions, when aggregated with all other dividends or distributions declared on equity securities, other than on the Preferred Equity, in any given fiscal year, does not represent an amount greater than 20% of the normalized AOI of CF Corp for the preceding fiscal year

•	Usual and customary covenants for senior preferred equity shares, including but not limited to limitations on affiliate transactions and change of control protections and other protections to be agreed upon

Conversion:

From the start of the 11th year, and provided that GSO has first requested CF Corp to remarket the Preferred Equity as described above, GSO may, at its sole discretion, convert its holdings of Preferred Equity, in whole or in part, into such number of shares of CF Corp common stock as determined by dividing (i) the aggregate par value (including PIK and unpaid accrued dividends) of the Preferred Equity that GSO wishes to convert by (ii) the higher of (a) a 5% discount to the 30-day VWAP of CF Corp common stock following the conversion notice, and (b) the then-current Floor Price.

The “Floor Price” will be $8.00 per share during the 11th year post- funding, $7.00 per share during the 12th year post- funding, and $6.00 during the 13th year post- funding and thereafter.

The right to convert on the above terms will be a personal right of GSO and will not be a term of the Preferred Equity.

Liquidation Preference:

The Preferred Equity will rank senior in priority to all other existing and future equity securities or classes of CF Corp equity with respect to distribution rights and liquidation preference.

In the event of any liquidation, dissolution, insolvency or similar proceeding, all rights of the holders of Preferred Equity to any payments or distributions will be subject and subordinate to the prior payment in full of all debts and other liabilities of CF Corp.

Transfer Restrictions:	No transfer (to be defined to include transfers of economic ownership through derivatives, etc.) for 12 months, subject to customary exceptions (affiliate transfers, pledges, etc.)
Other:	Board observation rights and demand registration rights (exercisable at any time).